Exhibit 14.1

LARIMAR THERAPEUTICS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Effective May 28, 2020

I. Introduction

This Code of Business Conduct and Ethics (this “Code”) has been adopted by the Board of Directors (the “Board”) of Larimar Therapeutics, Inc. (together with its subsidiaries, the “Company”) and summarizes the standards that must guide the actions of all employees of the Company. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather constitute key guiding principles that represent Company policies and establish conditions for employment at the Company.

Our Company strives to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, customers, suppliers, competitors, the government, the public, and our stockholders. All of our employees, officers and directors must conduct themselves according to the letter and spirit of this Code and avoid even the appearance of improper behavior. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. This Code is designed to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in our other public communications, (iii) compliance with applicable governmental laws, rules and regulations, (iv) prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code and (v) to ensure accountability for adherence to the Code. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

II. Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.

III. Trading on Inside Information

Using material non-public, Company information to trade in securities of the Company, or providing a family member, friend or any other person with a “tip” is illegal. To help ensure that you do not engage in prohibited insider trading, the Company has adopted an Insider Trading Policy. You are required to familiarize yourself and comply with the Company’s Insider Trading Policy, copies of which are available on the Company’s internal website. If you ever have any questions about your ability to buy or sell securities, you should contact the Chief Financial Officer.

IV. Protection of Confidential Proprietary Information

Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete. All proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed. Intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, clinical trial results, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists, any unpublished financial or pricing information and any information about patients on whom our products have been used must also be protected.

Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Unauthorized use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights and proprietary information of other companies and require our employees, officers and directors to observe such rights. Indeed, the Company is often contractually bound not to disclose the confidential and proprietary information of a variety of companies and individuals, including inventors, vendors and potential vendors. In addition, Company employees who have signed non-disclosure agreements with their former employers are expected to fully and strictly adhere to the terms of those agreements.

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.

V. Conflicts of Interest

Our employees, officers and directors have an obligation to act in the best interest of the Company. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates. A conflict of interest can arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company.

Although it is not possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may constitute a conflict of interest:

•	Working, in any capacity, for a competitor, customer or supplier while employed by the Company.

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Accepting gifts of more than modest value or receiving personal discounts or other benefits as a result of your position in the Company from a competitor, customer or supplier where you are in a position to influence a decision about that competitor, customer or supplier.

•	Competing with the Company for the purchase or sale of property, products, services or other interests.

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Having an interest in a transaction involving the Company, a competitor, a customer or supplier (other than as an employee, officer or director of the Company and not including routine investments in publicly traded companies).

•	Receiving a loan or guarantee of an obligation as a result of your position with the Company.

•	Directing business to a supplier owned or managed by, or which employs, a relative or friend.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the Chief Financial Officer.

In order to avoid conflicts of interest, each of the employees must disclose to the Chief Financial Officer any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the Chief Financial Officer shall notify the Nominating and Corporate Governance Committee (the “Nominating Committee”) of any such disclosure. Conflicts of interests involving the Chief Financial Officer and directors shall be disclosed to the Nominating Committee.

VI. Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director. Loss, theft and misuse of Company assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to the Chief Financial Officer.

The sole purpose of the Company’s equipment, vehicles, supplies and technology is the conduct of our business. They may only be used for Company business consistent with Company guidelines.

VII. Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves business opportunities that are discovered through the use of corporate property, information or position unless that opportunity has first been presented to, and rejected by, the Company. No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

VIII. Fair Dealing

Each employee, officer and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and any employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this Code.

Occasional business gifts to, or entertainment of, non-government employees (other than healthcare providers) in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given infrequently and their value should be modest. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. Gifts to and entertainment of healthcare providers is prohibited.

Practices that are acceptable in a commercial business environment may be against the law or the policies governing federal, state or local government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Chief Financial Officer. All business dealings must be on arm’s length terms and free of any favorable treatment resulting from the personal interest of our directors, executive officers and employees.

Except in certain limited circumstances, the Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact the Chief Financial Officer before taking any action.

IX. Quality of Public Disclosures

The Company has a responsibility to provide full and accurate information, in all material respects, in our public disclosures about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the SEC and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.

X. Compliance with This Code and Reporting of Any Illegal or Unethical Behavior

All employees, directors and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced throughout the Company and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from office. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities. Situations that may involve a violation of ethics, laws, rules, regulations or this Code may not always be clear and may require difficult judgment.

Employees, directors or officers should report any concerns or questions about a violation of ethics, laws, rules, regulations or this Code to their supervisors/managers, the Chief Financial Officer, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board (the “Audit Committee”).

Any concerns about a violation of ethics, laws, rules, regulations or this Code by any senior executive officer or director should be reported promptly to the Chief Financial Officer and the Chief Financial Officer shall notify the Nominating Committee of any violation. Any such concerns involving the Chief Financial Officer should be reported to the Nominating Committee. Reporting of such violations may also be done anonymously through the Company hotline, the phone number of which can be found on the Company’s internal website. An anonymous report should provide enough information about the incident or situation to allow the Company to investigate properly. If concerns or complaints require confidentiality, including keeping an identity anonymous, the Company will endeavor to protect this confidentiality, subject to applicable law, regulation or legal proceedings.

The Company encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. All employees, officers and directors are required to cooperate in any internal investigations of misconduct and unethical behavior and to respond to any questions in a complete and truthful manner.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The Chief Financial Officer of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Nominating Committee, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, and the Company will devote the necessary resources to enable the Chief Financial Officer to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the Chief Financial Officer.

XI. Reporting Violations to a Governmental Agency

You understand that you have the right to:

•	Report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;

•	Cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;

•	Make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and

•	Respond truthfully to a valid subpoena.

You have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which you reasonably believe relates to a possible violation of law. It is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed. It is unlawful for the Company to retaliate against you for reporting possible misconduct either internally or to any governmental agency or entity or self-regulatory organization.

Notwithstanding anything contained in this Code or otherwise, you may disclose confidential Company information, including the existence and terms of any confidential agreements between yourself and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization.

The Company cannot require you to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and the Company may not offer you any kind of inducement, including payment, to do so.

Your rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy form, or condition of employment, including by a predispute arbitration agreement.

Even if you have participated in a possible violation of law, you may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and you may also be eligible to receive an award under such laws.

XII. Waivers and Amendments

Any waiver of the provisions in this Code for directors, executive officers and other senior financial officers may only be granted by the Board and will be disclosed to the Company’s stockholders within four business days. Any waiver of this Code for other employees may only be granted by the Chief Financial Officer. Amendments to this Code must be approved by the Nominating Committee and amendments of the provisions in this Code applicable to the Chief Executive Officer and the senior financial officers will also be promptly disclosed to the Company’s stockholders.

XIII. Equal Opportunity, Non-Discrimination and Fair Employment

The Company’s policies for recruitment, advancement and retention of employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, sex and age. Our policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity. In keeping with this objective, conduct involving discrimination or harassment of others will not be tolerated. All employees are required to comply with the Company’s policy on equal opportunity, non-discrimination and fair employment, copies of which are available on the Company’s internal website.

XIV. Compliance with Antitrust Laws

The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and allocating markets or customers. Antitrust laws can be very complex, and violations may subject the Company and its employees to criminal sanctions, including fines, jail time and civil liability. If you have any questions, consult the Chief Financial Officer.

XV. Political Contributions and Activities

Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies. This Code applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

XVI. Environment, Health and Safety

The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations. The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all officers, directors and employees.

XVII. Alcohol and Drugs

The Company is committed to maintaining a drug-free work place. The Company prohibits the manufacture, distribution, sale, purchase, transfer, possession or use of illegal substances in the workplace, while representing the Company outside the workplace or if such activity affects work performance or the work environment of the Company. The Company further prohibits use of alcohol while on duty, unless at Company-sanctioned events. Employees are prohibited from reporting to work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol, any illegal drug or controlled substance, or any other intoxicant.

XVIII. Social Media

“Social Media” includes various modes of digitally published information and online content including, but not limited to, websites and applications for social networking (e.g., Facebook, Instagram and LinkedIn), micro-blogging sites (e.g., Twitter), online discussion forums (e.g., Google Groups), user-generated video and audio (e.g., YouTube), wikis, podcasts, RSS feeds, file sharing, virtual worlds, electronic bulletin boards, text messaging, instant messaging and other forms of online communication.

Company employees should adhere to the following general principles when engaging in Social Media:

•	Only authorized personnel are permitted to make public statements about the Company or its products.

•	Do not make unauthorized disclosures of confidential information and generally avoid mixing personal and business-related content.

•	Always be truthful and accurate in postings and realize that online comments are never truly anonymous.

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Never post anything that would violate Company policies against unlawful harassment, discrimination and retaliation; or that would otherwise reflect negatively on the Company or disparage other parties.

•	Use of Social Media must also comply with all applicable Company policies, laws and regulations related to product promotion, privacy, copyright, media interactions and conflicts of interest.

Everyone is personally, legally responsible for the content they publish. Always err on the side of caution and consult with your manager, or the Chief Financial Officer, should you have a question about the appropriateness of a Social Media post.

The Company respects your right to communicate concerning terms and conditions of employment. Nothing in this Code is intended to interfere with your rights under federal and state laws, including the National Labor Relations Act, nor will the Company construe this Code in a way that limits such rights.

XIX. Certification

You must sign, date and return the Certification set forth on Annex A attached hereto (or such other certification as the Chief Financial Officer may deem appropriate) stating that you have received, read, understand and agree to comply with this Code. The Company may require you to sign such a Certification on an annual basis, which Certification may be in electronic format. Please note that you are bound by the Code whether or not you sign the Certification.

Exhibit 14.1

Annex A

Certification

I hereby certify that:

1.

I have read and understand Larimar Therapeutics, Inc.’s (the “Company”) Code of Business Conduct and Ethics (the “Code”). I understand that the Chief Financial Officer is available to answer any questions I have regarding the Code.

2.	Since I have been affiliated with the Company, I have complied with the Code.

3.	I will continue to comply with the Code for as long as I am subject to the Code.

Print name:

Signature:

Date: